EXHIBIT 99

FOR IMMEDIATE RELEASE

THE ROWE COMPANIES ANNOUNCES

SECOND QUARTER OPERATING RESULTS

McLean, VA, June 23, 2004 – The Rowe Companies (AMEX:ROW), a leading furniture manufacturer and home furnishings retailer, today reported operating results for the second quarter ended May 30, 2004.

Led by strong sales and gross margin in its Storehouse retail unit, net earnings from continuing operations for the second quarter totaled $715,000, or $0.05 per diluted share, compared to a loss of $(642,000) or $(0.05) per diluted share, for the comparable 2003 period. Net shipments increased 11.6% to $75.9 million, compared to $68.1 million for the comparable prior year period. Gross profit increased to 36.1% of net shipments, compared to 35.2% of net shipments for the second quarter of 2003. The 2004 second quarter included an after-tax non-cash charge of $(148,000) or $(0.01) per share to complete the depreciation of certain legacy systems being replaced by the Company’s new ERP system. Sales and administrative expenses for the quarter were $25.8 million, compared to $24.4 million in the prior year quarter, principally due to higher retail selling expenses associated with higher volume and increased store occupancy expense from new store growth.

During the second quarter of last year, the Company completed the sale of a subsidiary, the Mitchell Gold Co. Gain on the sale, as well as operating results for such subsidiary during the period through the closing, added to net earnings for the 2003 second quarter.

For the six months ended May 30, 2004, sales increased 11.3% overall to $146.7 million from $131.8 million in the prior year, led by an 18.6% increase in retail sales. Gross profit improved to 35.8% of net shipments, from 35.1% for the 2003 comparable period, driven by growth in retail sales as a percentage of total sales, as well as improvements in retail sales margins. Selling and administrative expenses increased from $47.1 million in the first half of 2003 to $50.1 million in 2004, principally due to higher retail selling expenses and store occupancy costs associated with higher volume. Net earnings from continuing operations improved to $864,000, or $0.06 per diluted share, in 2004 compared to a loss of $(1,454,000), or $(0.11) per diluted share in 2003, Net earnings improved to $759,000, or $0.06 per diluted share, in 2004 from $92,000, or $0.01 per diluted share. The 2003 results included discontinued operations and gain on the Mitchell Gold sale.

“We are encouraged by the continuing strength in our retail sales and the positive response to Rowe’s new products at the April furniture market where we had some important new customer wins,” said Gerald M. Birnbach, Chairman and President. “Same store sales growth at our Storehouse unit for the quarter was 8%. Total sales increased 13.8% in our retail unit, and 9.7% in our manufacturing unit.”

The Rowe Companies operates two subsidiaries in the home furnishings industry: Rowe Furniture, Inc., a major manufacturer of quality upholstered furniture serving the middle and upper middle market throughout the U.S.; and Storehouse, Inc., a multi-channel, lifestyle home furnishings business including 61 retail home furnishings stores. Storehouse makes good design accessible by selling an edited assortment of casual, contemporary home furnishings through its stores located in the Southeast, Southwest and Mid-Atlantic markets, its catalog and over the internet.

Statements in this press release concerning Rowe’s business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items; together with other statements that are not historical facts, are “forward-looking statements” as that term is defined under Federal Securities Laws. “Forward-looking statements” are subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to, industry cyclicality, fluctuations in customer demand and order patterns, the seasonal nature of the business, changes in pricing, and general economic conditions, as well as other risks detailed in Rowe’s filings with the Securities and Exchange Commission.

(table follows)

Contact:	Gene S. Morphis, Chief Financial Officer 703-847-8670

THE ROWE COMPANIES AND WHOLLY-OWNED SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED MAY 30, 2004 AND JUNE 1, 2003

UNAUDITED

	Three Months Ended		Six Months Ended
	May 30, 2004	June 1, 2003	May 30, 2004	June 1, 2003
	(in thousands—except per share amounts)

Net shipments	$75,922	$68,059	$146,668	$131,778

Cost of shipments	48,507	44,096	94,151	85,472

Gross profit	27,415	23,963	52,517	46,306

Selling and administrative expenses	25,828	24,270	50,052	46,954
Retail restructuring and other charges	—	125	—	125

Operating income (loss)	1,587	(432)	2,465	(773)

Interest expense	(935)	(1,036)	(1,829)	(2,372)
Other income	408	411	755	806

Earnings (loss) from continuing operations before taxes	1,060	(1,057)	1,391	(2,339)

Tax expense (benefit)	345	(415)	527	(885)

Net earnings (loss) from continuing operations	715	(642)	864	(1,454)

Earnings (loss) from discontinued operations, net of tax expense (benefit) of $0, $165, $(65) and $664, respectively	—	269	(105)	1,084

Gain on sale of Mitchell Gold, net of tax benefit of $1,473	—	462	—	462

Net earnings	$715	$89	$759	$92

Net earnings (loss) from continuing operations per common share	$0.05	$(0.05)	$0.07	$(0.11)

Net earnings per common share	$0.05	$0.01	$0.06	$0.01

Weighted average common shares	13,188	13,167	13,182	13,166

Net earnings (loss) from continuing operations per common share assuming dilution	$0.05	$(0.05)	$0.06	$(0.11)

Net earnings per common share assuming dilution	$0.05	$0.01	$0.06	$0.01

Weighted average common shares and equivalents	13,527	13,188	13,501	13,200

THE ROWE COMPANIES AND WHOLLY-OWNED SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	May 30, 2004	November 30, 2003
	(Unaudited)	(Audited)
	($ in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$4,088	$3,708
Restricted cash	4,214	4,034
Accounts receivable, net	19,978	19,529
Notes receivable	25	100
Inventories	34,081	32,387
Deferred income tax asset	653	880
Prepaid expenses and other	2,263	2,711

Total current assets	65,302	63,349

PROPERTY AND EQUIPMENT, net	39,889	41,624
GOODWILL, net	14,224	14,224
OTHER NONCURRENT ASSETS	11,147	10,871

	$130,562	$130,068

LIABILITIES
CURRENT LIABILITIES
Current maturities of long-term debt	$2,014	$3,314
Accounts payable and accrued liabilities	21,297	21,683
Income taxes payable	927	1,061
Customer deposits	13,812	13,512

Total current liabilities	38,050	39,570

LONG-TERM DEBT	35,175	34,312
DEFERRED LIABILITIES	4,242	4,269

Total liabilities	77,467	78,151

Total stockholders' equity	53,095	51,917

	$130,562	$130,068